Exhibit 4 - Accountants Consent

BAGELL, JOSEPHS
& COMPANY, L.L.C.
Certified Public Accountants

High Ridge Commons
Suites 400-403
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
P: 856-346-2828
F: 856-346-2882

March 27, 2005

The Board of Directors
SiteWorks Building and Development Co.,
2534 N. Miami Ave.
Miami, FL

Ref: Consent to use of financial statements

We consent to the use of our consolidated financial statements dated March 10, 2005 with respect to SiteWorks Building and Development Co., and subsidiary for the years ended December 31, 2004 and 2003, included herein on Registration Statements and reference to our firm under the heading "Experts" in the company's prospectus.

/s/ Bagell Josephs & Company LLC
Gibbsboro, New Jersey
March 27, 2005